EXHIBIT 99.1

Press Release

             Trend Mining Announces Completion of New Debt Financing

Denver, Jan. 28, 2005 - Trend Mining Company (OTC BB: TRDM) is pleased to announce the completion of a secured convertible debt financing. The company reports that commitments for $1,300,000 have been received in connection with the debt offering, which includes $250,000 previously funded to the company on December 8, 2004.

The offering was funded by a group of institutional and accredited investors. Trend intends on utilizing the new debt facility to payoff all of its existing trade accounts payable and to fund exploration work on its mineral projects in North America.

Under the terms of the debt offering, the company will issue secured convertible promissory notes in the aggregate principal amount of $1,300,000. The convertible notes will be amortized over a three year period and accrue interest at the minimum rate of 10% per annum. Principal and interest are payable monthly at the option of the company in cash or shares of the company's common stock, and are convertible into shares of common stock at the rate of $0.30 per share. The company also is required to file a registration statement under the Securities Act of 1933 providing for the resale of the shares issuable upon the conversion of the notes.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

Trend Mining Company is a U.S. based exploration company that has 100% ownership and a large land position at two North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals as well as 100% ownership of the Cree Lake uranium project.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information contact:            Trend Mining Company
                                            John P. Ryan, Secretary
                                            Phone: 843-842-4048